Exhibit 10.4

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 29th day of April, 2011 by and among Format, Inc., a Nevada corporation (the “Company”), and the Investors set forth on the signature pages affixed hereto (each an “Investor” and collectively the “Investors”).

Recitals

A. The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 29, 2011 with PSI Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and The W Group, Inc., a Delaware corporation (“Group”), pursuant to which, among other things, substantially concurrent with the closing of the transactions contemplated by this Agreement, Merger Sub will merge with and into Group, with Group as the surviving entity thereof, and shares of Common Stock and Preferred Stock (each as defined below) will be issued to the stockholders of Group (the “Merger”); and

B. Substantially contemporaneously with the consummation of the Merger, (i) the Company will repurchase all of the Common Stock held by the majority shareholders of the Company prior to the Merger pursuant to a Stock Repurchase and Debt Satisfaction Agreement, dated as of April 29, 2011 (the “Stock Repurchase Agreement,” and the transactions contemplated thereby, the “Stock Repurchase”), (ii) the Company will issue to the Placement Agent (as defined herein) warrants to purchase shares of Common Stock (the “Agent Warrants”), and (iii) the Company will change its name to Power Solutions International, Inc. pursuant to a merger into the Company of a newly-formed wholly-owned Nevada Subsidiary (as defined below) of the Company, all as described in the Private Placement Memorandum; and

C. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

D. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, (i) an aggregate of 18,000 shares (the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), such shares of Preferred Stock to have the relative rights, preferences and designations set forth in the Certificate of Designations set forth in Exhibit A attached hereto (the “Certificate of Designations”), and to be convertible into shares of Common Stock, par value $0.001 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, the “Common Stock”) (subject to adjustment) at a conversion price of $0.375 per share (subject to adjustment), and (ii) warrants to purchase an aggregate of 24,000,000 shares of Common Stock (subject to adjustment) at an exercise price of $0.40625 per share (subject to adjustment) in the form attached hereto as Exhibit B (the “Warrants”); and

E. Contemporaneous with the sale of the Shares and Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws; and

F. In connection with the sale of the Shares and the Warrants, the Company has prepared an amended and restated private placement memorandum dated, April 16, 2011, including a draft of the current report on Form 8-K to be filed by the Company with the SEC following the consummation of the Merger (such amended and restated private placement memorandum, including the draft current report on Form 8-K and any other documents incorporated by reference therein, together with any supplements or amendments thereto provided to the Investors prior to the date hereof, the “Private Placement Memorandum”), setting forth or including a description of the Company and its Subsidiaries (giving effect to the Merger). All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Private Placement Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are included in the Private Placement Memorandum.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Automatic Conversion Date” means the date on which the Reverse Split is effected.

“Base Price” has the meaning set forth in Section 7.12.

“Beneficial Ownership” shall be determined in accordance with Rule 13d-3(e) under the Exchange Act; provided, however, that any limitation on the conversion of the Shares or the exercise of the Warrants shall be disregarded for purposes of such determination. “Beneficially Owns” and “Beneficial Owner” shall have meanings correlative thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Consent and Waiver Agreement” means the Consent and Waiver Agreement, dated as of January 20, 2011, among Group and the other parties to the Loan Agreement.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Shares” means the shares of Common Stock issuable upon the conversion of the Shares.

“D&O Lock-Up Agreements” mean agreements by each person listed on Exhibit D attached hereto, in substantially the form attached hereto as Exhibit E, pursuant to which such persons shall agree not to sell or otherwise dispose of shares of Common Stock directly or indirectly for a period commencing on the date hereof and ending on the 180th day after the Effective Date, subject to exceptions set forth in such agreements.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Escrow Agreement” means the Escrow Agreement, dated the date hereof, among the Company, the Placement Agent and Alliance Bank of Arizona, as the escrow agent thereunder.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Loan Agreement” means the Loan and Security Agreement, dated as of July 15, 2008, as amended prior to the date hereof, among Group, the agent and the lenders named therein and the other parties thereto.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole (after giving effect to the consummation of the Merger), or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole (after giving effect to the consummation of the Merger).

“Migratory Merger” means the merger of the Company with and into a wholly owned Subsidiary of the Company effected solely for the purpose of changing the Company’s jurisdiction of incorporation from Nevada to Delaware. Upon the consummation of the Migratory Merger, the certificate of incorporation of the surviving entity of the Migratory Merger shall be in substantially the form attached hereto as Exhibit G and the bylaws of the surviving entity of the Migratory Merger shall be in substantially the form attached hereto as Exhibit H.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agent” means Roth Capital Partners, LLC.

“Proposals” has the meaning set forth in Section 7.9.

“Purchase Price” means Eighteen Million Dollars ($18,000,000).

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Required Investors” means (i) prior to the Closing Date, the Investors agreeing to purchase at least 66 2/3% of the Shares and Warrants hereunder, (ii) from and after the Closing Date and prior to the effective date of the Reverse Split, the Investors holding at least 66 2/3% of the Shares then outstanding and held by all of the Investors and their permitted transferees, and (iii) from and after the effective date of the Reverse Split, the Investors holding at least 66 2/3% of the Conversion Shares, the Warrant Shares, the Reset Shares (if any) and the Reset Warrant Shares (if any) then outstanding and held by all of the Investors and their permitted transferees.

“Reset Price” has the meaning set forth in Section 7. 12.

“Reset Securities” means the Reset Shares, the Reset Warrants and the Reset Warrant Shares.

“Reset Shares” has the meaning set forth in Section 7.12.

“Reset Warrants” has the meaning set forth in Section 7.12.

“Reset Warrant Shares” has the meaning set forth in Section 7.12.

“Reverse Split” means a one-for-32 reverse split of the Common Stock which does not reduce the number of shares of Common Stock that the Company is authorized to issue; provided, that such reverse split may be effected by providing that each 32 shares of Common Stock shall be exchanged for one share of common stock of the surviving entity in the Migratory Merger, in which case, the consummation of the Migratory Merger shall constitute the Reverse Split.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Shares, the Conversion Shares, the Warrants, the Warrant Shares, the Reset Shares, the Reset Warrants and the Reset Warrant Shares.

“Shareholder Approval” means the approval of the Proposals by the shareholders of the Company in accordance with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws.

“SSF Funds” means the Investors which are Affiliates of AWM Investment Company, Inc.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. Without limiting the generality of the foregoing, Group shall be considered a Subsidiary of the Company.

“Transaction Documents” means the Merger Agreement, the Stock Repurchase Agreement, this Agreement, the Certificate of Designations, the Consent and Waiver Agreement, the Warrants, the Registration Rights Agreement, the Escrow Agreement and the Voting Agreements.

“Valuation Period” means the period commencing on the Automatic Conversion Date and ending on the earlier of (i) the second anniversary of the Effective Date and (ii) the 180th day after the closing of a firm commitment public underwritten offering of equity or equity-related securities of the Company which results in gross proceeds of not less than Fifteen Million Dollars ($15,000,000).

“Voting Agreement” means a Voting Agreement in the form attached hereto as Exhibit F.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares and Warrants. Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, the Shares and Warrants in the respective amounts set forth opposite the Investors’ names on the signature pages attached hereto in exchange for such Investor’s pro rata portion of the Purchase Price as specified in Section 3 below.

3. Closing. Unless other arrangements have been made with a particular Investor, each of the Investors shall deposit an amount equal to such Investor’s pro rata portion of the Purchase Price as specified on the signature pages to this Agreement by wire transfer of immediately available funds to a non-interest-bearing escrow account (the “Escrow Account”) in the name of the Company at Alliance Bank of Arizona (the “Escrow Agent”), and such amount (such Investor’s “Escrow Amount”) shall remain in such account until distributed by the Escrow Agent in accordance with this Agreement and the escrow agreement entered into between the Company and the Escrow Agent (the “Escrow Agreement”) (which shall reflect the terms herein). In the event that this Agreement is terminated pursuant to Section 6.3 hereof, then such Investor’s Escrow Amount shall be promptly released from the Escrow Account by the Escrow Agent to such Investor pursuant to the terms of the Escrow Agreement. On the date (the “Closing Date”) the Company receives the Purchase Price, the certificates evidencing the Shares and Warrants shall be released to the Investors (the “Closing”). The Closing of the purchase and sale of the Shares and Warrants shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, or at such other location and on such other date as the Company and the Investors shall mutually agree.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4. 1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite corporate or limited liability company power and authority, as applicable, to carry on its business as now conducted and to own or lease its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. All of the Company’s Subsidiaries are listed on Schedule 4.1 hereto.

4.2 Authorization. The Company has full power and authority and, except for obtaining the Shareholder Approval and effecting the Migratory Merger and the Reverse Split, has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles and except as any rights to indemnification or contribution under the Registration Rights Agreement may be limited by federal and state securities laws and public policy considerations.

4.3 Capitalization. Schedule 4.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans (including, after giving effect to the Merger); (d) the number of shares of capital stock issuable pursuant to the Merger; (e) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares and the Warrants) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company; and (f) the pro forma capitalization of the Company after giving effect to the Merger, the Reverse Split, the issuance of the Shares and the Warrants and the consummation of the other transactions contemplated by the Transaction Documents. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. Except as described on Schedule 4.3, all of the issued and outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and, upon consummation of the Merger, will be directly or indirectly owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described on Schedule 4.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except for Securities to be issued hereunder and the Agent Warrants or as described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind, and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 4.3 and except for the Registration Rights Agreement, the Stock Repurchase Agreement and the Voting Agreements, there are no voting agreements, repurchase or redemption agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 4.3 and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

Except for the Agent Warrants or as described on Schedule 4.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and, except for the Reverse Split, will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described on Schedule 4.3, the Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and will have the relative rights, powers and preferences set forth in the Certificate of Designation. Once the Reverse Split has been effected, upon the due conversion of the Shares in accordance with the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Warrants have been duly and validly authorized. Once the Reverse Split has been effected, upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. The Reset Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Reset Warrants have been duly and validly authorized. Once the Reverse Split has been effected, upon the due exercise of the Reset Warrants, the Reset Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. Once the Reverse Split has been effected, the Company will have reserved a sufficient number of shares of Common Stock for issuance upon the full conversion of the Shares, the exercise of the Warrants, the issuance of the Reset Shares and the exercise of the Reset Warrants.

4.5 Consents. Except for the Shareholder Approval and as described on Schedule 4.5, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official, other than filings that have been made pursuant to applicable state securities laws, post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods and those consents which have been obtained and are in full force and effect. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (A) the issuance and sale of the Securities, including (i) the issuance of the Conversion Shares upon the due conversion of the Shares, (ii) the issuance of the Warrant Shares upon due exercise of the Warrants, (iii) the issuance of the Reset Shares, (iv) the issuance of the Reset Warrants Shares upon due exercise of the Reset Warrants and (B) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.6 Delivery of SEC Filings; Business. The Company has filed on the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “10-K”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. Immediately following the Closing, the Company and its Subsidiaries will be engaged in all material respects only in the business described in the Private Placement Memorandum and the Private Placement Memorandum contains a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole (after giving effect to the Merger).

4.7 Use of Proceeds. The net proceeds of the sale of the Shares and the Warrants hereunder shall be used by the Company as specified in the Private Placement Memorandum.

4.8 No Material Adverse Change. Since December 31, 2010, except as identified and described in the Private Placement Memorandum or as described on Schedule 4.8, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the financial statements included in the Private Placement Memorandum, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted after giving effect to the Merger);

(vi) except as contemplated by the Merger Agreement, the Migratory Merger or the Reverse Split, any change or amendment to the Company’s Articles of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) except for the transactions contemplated by the Transaction Documents, any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9 SEC Filings.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company has not filed any registration statement or any amendment thereto with the SEC since January 1, 2008.

4.10 No Conflict, Breach, Violation or Default. Subject to the approval of the Proposals by its shareholders as contemplated in Section 7.9, the execution, delivery and performance of the Transaction Documents by the Company, the consummation of the Merger and the Migratory Merger and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Articles of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been filed on the EDGAR system) and as to be in effect following the Merger and the Migratory Merger, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, except for such breaches or violations as could not be reasonably expected to result in a Material Adverse Effect, individually or in the aggregate, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except for such conflicts, defaults or other events as could not be reasonably expected to result in a Material Adverse Effect, individually or in the aggregate.

4.11 Tax Matters. The Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and, except as set forth on Schedule 4.11, timely paid all taxes shown thereon or otherwise owed by it unless and to the extent being actively contested in good faith by appropriate proceedings, for which reasonable reserves have been established on the consolidated financial statements of the Company or Group, as applicable. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, except as set forth on Schedule 4.11, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole (after giving effect to the Merger). All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. Except as described on Schedule 4.11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.12 Title to Properties. Except as disclosed in the Private Placement Memorandum and after giving effect to the Merger, the Company and each Subsidiary has good and marketable title to all real properties and all other material properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the Private Placement Memorandum and after giving effect to the Merger, the Company and each Subsidiary holds any leased real or material personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13 Certificates, Authorities and Permits. Each of the Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.14 Labor Matters.

(a) Except as set forth on Schedule 4.14, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except for such violations as could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company is, and at all times has been, in compliance with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except for such noncompliance as could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the Private Placement Memorandum or as described on Schedule 4.14, after giving effect to the Merger, neither the Company nor any Subsidiary will be a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code.

(e) Except as specified in Schedule 4.14, to the Company’s Knowledge, each of the Company’s employees is a Person who is either a United States citizen or a permanent resident entitled to work in the United States. To the Company’s Knowledge, the Company has no liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing.

4.15 Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable (after giving effect to the Merger). Except as disclosed in the Private Placement Memorandum, no Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted after giving effect to the Merger has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted after giving effect to the Merger and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses.

(d) The conduct of the Company’s and its Subsidiaries’ businesses as currently conducted or as currently proposed to be conducted after giving effect to the Merger does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted after giving effect to the Merger are not being Infringed by any third party. Except as disclosed in the Private Placement Memorandum, there is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information.

4.16 Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.17 Litigation. Except as disclosed in the Private Placement Memorandum or as described on Schedule 4.17, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2005 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.18 Financial Statements. The financial statements included in each SEC Filing or the Private Placement Memorandum comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) or the date of the Private Placement Memorandum, as applicable, and present fairly, in all material respects, the consolidated financial position of the Company or Group as of the dates shown and their respective consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of interim financial statements, as permitted by GAAP or the applicable rules under the 1934 Act, as applicable). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, in the financial statements of Group included in the Private Placement Memorandum or as described on Schedule 4.18, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(b) The pro forma financial information and the related notes included in the Private Placement Memorandum have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the rules and regulations thereunder and present fairly the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

4.19 Insurance Coverage. The Company and the Subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business currently being conducted and as currently proposed to be conducted after giving effect to the Merger and the properties owned or leased by the Company and each Subsidiary, and the Company believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.20 Compliance with OTC Bulletin Board Requirements. The Common Stock is registered pursuant to Section 12(g) of the 1934 Act and is quoted on The OTC Bulletin Board quotation service (the “OTCBB”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or removal from quotation of the Common Stock from the OTCBB, nor has the Company received any notification that the SEC, the OTCBB or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or quotation.

4.21 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any Subsidiary (other than as described in the Private Placement Memorandum) or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or any Subsidiary.

4.22 No General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.23 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the offer or sale of the Securities to the Investors under the 1933 Act.

4.24 Private Placement. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the offer and sale of the Securities to the Investors as contemplated hereby are exempt from the registration requirements of the 1933 Act.

4.25 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any

Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.26 Transactions with Affiliates. Except as disclosed in the SEC Filings or the Private Placement Memorandum or as disclosed on Schedule 4.26, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.27 Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.28 Disclosures. Neither the Company nor the Placement Agent nor any Person acting on the Company’s behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby and other information that will be included in the Form 8-K with respect to the transactions contemplated by the Transaction Documents to be filed with the SEC within four Business Days of the Closing (collectively, the “Transaction

Information”), except for certain financial information for the first quarter of 2011 and such additional non-public information as may have been provided to a particular Investor pursuant to a written confidentiality agreement between the Company and such Investor (a “Restricted Investor”). The Private Placement Memorandum and the other written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.29 Merger Agreement. A true and complete copy of the Merger Agreement, together with all exhibits and schedules thereto, has been provided to the Investors. The Merger Agreement has been duly authorized, executed and delivered by each of the parties thereto and constitutes the legal, valid and binding obligation of each of the parties thereto, enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general principles of equity. The representations and warranties made in the Merger Agreement by each of the parties thereto are true and correct and will be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. Each of the parties to the Merger Agreement has performed or will perform prior to the Closing Date all obligations and conditions required to be performed or observed by it pursuant to the Merger Agreement on or prior to the Closing Date. The description of the Merger Agreement contained in the Private Placement Memorandum is true and complete in all material respects.

4.29 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.30 Statistical and Market Data. The statistical and market and industry-related data included in the Private Placement Memorandum are based on or derived from sources which the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

4.31 Cuba. Neither the Company nor any of its Affiliates does business with the government of Cuba or with any Person or Affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general principles of equity.

5.3 Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Investor acknowledges receipt of copies of the SEC Filings and the Private Placement Memorandum. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. Such Investor understands and acknowledges that the Company may have been a “shell company” (as defined in Rule 12b-2 under the 1934 Act) prior to the Merger and that there are limitations on the availability of Rule 144 to shareholders of a company that was at any time a “shell company.”

5.7 Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a) “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8 Accredited Investor. Such Investor is, and at the time it exercises any Warrants or Reset Warrants will be, an accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D, as amended, under the 1933 Act.

5.9 No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11 Prohibited Transactions. Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”) or engaged in any other purchase, sale or other transaction with respect to securities of the Company. Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.11.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations. The obligation of each Investor to purchase the Shares and the Warrants at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers (other than the Shareholder Approval) necessary for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.

(d) The Certificate of Designation shall have been filed with the Secretary of State of Nevada and shall be effective; a filed copy of the Certificate of Designations shall have been provided to the Investors.

(e) On or prior to the Closing Date, the Company shall have received gross proceeds from the sale of the Shares and Warrants as contemplated hereby of at least Eighteen Million Dollars ($18,000,000).

(f) The Company shall have delivered to the Investors, executed Voting Agreements executed by the Company and each of the shareholders listed on Schedule 6.1(f) hereto, each of which shall be in full force and effect.

(g) The Merger Agreement and the Stock Repurchase Agreement shall be in full force and effect, enforceable against each of the parties thereto; each of the Company and the other parties to the Merger Agreement and the Stock Repurchase Agreement shall have complied in all material respects with all agreements and satisfied all conditions (other than the consummation of the transactions contemplated thereby) on its part to be performed or satisfied under the Merger Agreement and/or the Stock Repurchase Agreement (as applicable) at or prior to the Closing Date, in each case without any modification or waiver thereof, and shall have provided documentation reasonably satisfactory to the Investors evidencing such satisfaction, such that the Merger and the Stock Repurchase shall close contemporaneously with the transactions contemplated hereby.

(h) The Company shall have delivered to the Investors a fully executed counterpart of the Consent and Waiver Agreement, which shall be in full force and effect.

(i) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(j) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (e), (i) and (m) of this Section 6.1.

(k) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents, the issuance of the Securities, the Merger, the Migratory Merger and the Reverse Split and calling the Shareholders Meeting, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(l) The Investors shall have received opinions from counsel to each of the Company and Group, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(m) No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(n) The Company shall have delivered to the Investors executed counterparts of the D&O Lock-Up Agreements from each of the Persons listed in Exhibit D.

6.2 Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares and the Warrants at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered the Registration Rights Agreement.

(c) The Investors shall have delivered the Purchase Price to the Company.

(d) The Merger Agreement and the Stock Repurchase Agreement shall be in full force and effect, enforceable against each of the parties thereto; each of the Company and the other parties to the Merger Agreement and the Stock Repurchase Agreement shall have complied in all material respects with all agreements and satisfied all conditions (other than the consummation of the transactions contemplated hereby) on its part to be performed or satisfied under the Merger Agreement and/or the Stock Repurchase Agreement (as applicable) at or prior to the Closing Date, such that the Merger and the Stock Repurchase shall close contemporaneously with the transactions contemplated hereby.

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f) Each Investor shall have furnished to the Company two copies of a properly completed and executed IRS Form W-9, IRS Form W-8IMY or IRS Form W-8BEN, as applicable, and such other documents (if any) as the Company may reasonably request in order to establish that the Company is not required to withhold taxes, or if so required, the amount of any taxes to be withheld, from any payments to such Investor hereunder or under any of the other Transaction Documents.

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing and to perform its or their other obligations hereunder shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Required Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by such Investor; or

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to the earliest to occur of (i) the second Business Day after the effective date of the Merger, (ii) the termination of the Merger Agreement or (iii) April 30, 2011;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing and to perform its other obligations hereunder shall not then be in breach of any of its representations, warranties, covenants or agreements in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing and to perform its other obligations hereunder.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing and to perform its other obligations hereunder pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing and to perform its other obligations hereunder upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Company.

7.1 Reservation of Common Stock. Once the Reverse Split is effective, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares solely for the purpose of providing for the conversion of the Shares, the exercise of the Warrants, the issuance of the Reset Shares and the exercise of the Reset Warrants.

7.2 Reports. The Company will furnish to the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.4 Insurance. The Company shall not materially reduce the insurance coverages described in Section 4.19.

7.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6 Listing of Underlying Shares and Related Matters. The Company will use its reasonable best efforts to have its Common Stock listed on any one of the New York Stock Exchange, the NYSE Amex or any NASDAQ stock exchange as soon as reasonably practicable after the Company meets the quantitative listing standards of any such exchange. If the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Conversion Shares, the Warrant Shares, the Reset Shares, if any, and the Reset Warrant Shares, if any, and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on such exchange or market and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such exchange or market, as applicable.

7.7 Termination of Covenants. The provisions of Sections 7.2 through 7.6 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.8 Removal of Legends. In connection with any sale or disposition of the Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, the Company shall or, in the case of Common Stock, shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Securities sold or disposed of without restrictive legends. Upon the earlier of (i) registration of the Securities for resale pursuant to the Registration Rights Agreement or (ii) the Securities becoming eligible to be sold without restriction pursuant to Rule 144 the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing such Securities without legends upon receipt by such Transfer Agent of the legended certificates for such Securities, together with either (1) customary representations by the Investor and such Investor’s broker that Rule 144 applies to the Securities represented thereby and such Securities have been or are being sold in accordance with Rule 144 or (2) a statement by the Investor that such Investor has sold the Securities represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends, and Conversion Shares subsequently issued upon due conversion of the Shares, Warrant Shares subsequently issued upon due exercise of the Warrants and Reset Warrant Shares issued upon due exercise of the Reset Warrants shall not bear such restrictive legends, provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Conversion Shares, Warrant Shares and/or Reset Warrant Shares. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to an Investor within three (3) Business Days of submission by that Investor of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by the Investor, the Investor, or any third party on behalf of such Investor or for the Investor’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In.

7.9 Proxy Statement; Shareholders Meeting.

(a) Promptly following the execution and delivery of this Agreement the Company shall use its commercially reasonable best efforts to call and hold a meeting of its shareholders (the “Shareholders Meeting”) not later than the date which is 120 days after the Closing Date (the “Shareholders Meeting Deadline”), for the purpose of seeking approval of the Company’s shareholders for (i) the Migratory Merger and (ii) the Reverse Split (collectively, the “Proposals”). In connection therewith, the Company will promptly prepare and file with the SEC no later than the date which is 60 days after the Closing Date (the “Proxy Filing Deadline”) proxy materials (including a proxy statement and form of proxy) for use at the Shareholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall (subject to any waiting period imposed by SEC rules) promptly mail such proxy materials to the shareholders of the Company. Each Investor shall promptly furnish in writing to the Company such information relating to such Investor and its investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement. The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the shareholders of the Company in connection with the Shareholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Shareholders Meeting which has become false or misleading. If the Company should discover at any time prior to the Shareholders Meeting, any event relating to the Company or any of its Subsidiaries or any of their respective Affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the 1934 Act, the Company will promptly inform the Investors thereof.

(b) Subject to their fiduciary obligations under applicable law (as determined in good faith by the Company’s Board of Directors after consultation with the Company’s outside counsel), the Company’s Board of Directors shall recommend to the Company’s shareholders that the shareholders vote in favor of the Proposals (the “Company Board Recommendation”) and take all commercially reasonable action to solicit the approval of the shareholders for the Proposals unless the Board of Directors shall have modified, amended or withdrawn the Company Board Recommendation pursuant to the provisions of the immediately succeeding sentence. The Company covenants that the Board of Directors of the Company shall not modify, amend or withdraw the Company Board Recommendation unless the Board of Directors (after consultation with the Company’s outside counsel) shall determine in the good faith exercise of its business judgment that maintaining the Company Board Recommendation would violate its fiduciary duty to the Company’s shareholders. Whether or not the Company’s Board of Directors modifies, amends or withdraws the Company Board Recommendation pursuant to the immediately preceding sentence, the Company shall in accordance with Nevada law and the provisions of its Articles of Incorporation and Bylaws, (i) take all action necessary to convene the Shareholders Meeting as promptly as practicable, but no later than the Shareholders Meeting Deadline, to consider and vote upon the approval of the Proposals and (ii) submit the Proposals at the Shareholders Meeting to the shareholders of the Company for their approval.

(c) No later than two Business Days after receipt of the Shareholder Approval, the Company shall effect the Migratory Merger and the Reverse Split (such date, the “Recap Deadline”).

(d) If (i) a preliminary Proxy Statement is not filed with the SEC on or before the Proxy Filing Deadline, (ii) the Shareholders Meeting is not held on or before the Shareholders Meeting Deadline or (iii) the Migratory Merger and the Reverse Split are not effected on or before the Recap Deadline (each, an “Event” and the date on which such Event first occurs, the “Event Date”), the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the Event Date until the related Event is cured. Such payments shall constitute the Investors’ exclusive monetary remedy for such events, but shall not affect the right of the Investors to seek injunctive relief. Such payments shall be made to each Investor in cash no later than three (3) Business Days after the end of each 30-day period.

7.10 Board Composition. No later than the 180th day after the Closing Date, the Company shall re-constitute its Board of Directors to consist of not less than five members, a majority of whom shall constitute “Independent Directors” as defined in Nasdaq Marketplace Rule 5605(a)(2).

7.11 Subsequent Equity Sales.

(a) From the date hereof until ninety (90) days after the Closing Date, without the consent of the Required Investors, neither the Company nor any Subsidiary shall issue shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, the provisions of this Section 7.11(a) shall not apply to (i) the issuance of Common Stock or Common Stock Equivalents upon the conversion or exercise of any securities of the Company or a Subsidiary outstanding on the date hereof, provided that the terms of such security are not amended after the date hereof to decrease the exercise price or increase the Common Stock or Common Stock Equivalents receivable upon the exercise, conversion or exchange thereof or (ii) the issuance of any Common Stock or Common Stock Equivalents pursuant to any Company equity incentive plan approved by the Company’s shareholders or a committee of the Company’s Board of Directors comprised solely of “Independent Directors” (as defined in Section 7.10).

(b) From the date hereof until the earlier of (i) three years from the Closing Date or (ii) such time as no Investor holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any “Variable Rate Transaction.” The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price. For the avoidance of doubt, the issuance of a security which is subject to customary anti-dilution protections, including where the conversion, exercise or exchange price is subject to adjustment as a result of stock splits, reverse stock splits and other similar recapitalization or reclassification events, shall not be deemed to be a “Variable Rate Transaction.”

(c) The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investors.

7.12 Valuation Reset. If prior to the end of the Valuation Period, the Company issues its equity or equity-linked securities in one or a series of related public or private offerings resulting in aggregate gross proceeds to the Company of at least $5,000,000 at an effective price per share of Common Stock (such effective price, the “Reset Price”) less than $0.375 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof, including the Reverse Split) (the “Base Price”), then no later than the closing date of such offering (such closing date, the “Reset Date”), the Company shall issue to each Investor (i) additional shares of Common Stock (the “Reset Shares”) so that after giving effect to such issuance, the effective price per share of Common Stock acquired by such Investor hereunder (irrespective of the number of Shares or Warrants actually then held by such Investor and excluding shares issuable upon the exercise of the Warrants) shall be equal to the Reset Price and (ii) additional Warrants (the “Reset Warrants”) covering a number of shares of Common Stock equal to 50% of the Reset Shares (the “Reset Warrant Shares”).

7.13 Equal Treatment of Investors. No consideration shall be offered or paid to any Person (other than the Company) to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents (other than the Company). For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.14 Limitation on Adoption or Maintenance of Shareholder Rights Plan. Until the earlier of (a) such time as the SSF Funds, together with their Affiliates, cease to be the Beneficial Owners of at least 25% of the aggregate Conversion Shares and Warrant Shares with respect to which they acquire Beneficial Ownership on the Closing Date pursuant to this Agreement (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof, including the Reverse Split) and (b) the fifth anniversary of the Closing Date, the Company shall not, except with the prior written consent of AWM Investment Company, Inc., or any successor thereto, adopt or maintain any shareholder rights plan or other “poison pill” arrangement without the prior approval of a majority of the Independent Directors on the Company’s Board of Directors.

29

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2 Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification and (ii) permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the Company has agreed to pay such fees or expenses, or (b) the Company shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the Company with respect to such claims (in which case, if the person notifies the Company in writing that such person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the Company in the defense of any such claim or litigation. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. The Company will not, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold its consent. Following indemnification as provided hereunder, the Company shall be subrogated to all rights of the indemnified parties with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person, and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page to this Agreement may be delivered via facsimile or other form of electronic transmission, which signature page so delivered shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three Business Days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

c/o The W Group

655 Wheat Lane

Wood Dale, Illinois 60191

Attention: Chief Financial Officer

Fax: (630) 350-0103

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661-3693

Attention: Mark D. Wood, Esq.

Fax: (312) 577-8858

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Lowenstein Sandler PC upon the consummation of the transactions contemplated hereby, it being understood that Lowenstein Sandler PC has only rendered legal advice to the Special Situations Funds participating in this transaction and not to the Company or any other Investor in connection with the transactions contemplated hereby, and that each of the Company and each Investor has relied for such matters on the advice of its own respective counsel. Such expenses shall be paid at the Closing or, if incurred thereafter, upon demand. The Company shall reimburse the Investors upon demand for all reasonable out-of-pocket expenses incurred by the Investors, including without limitation reimbursement of attorneys’ fees and disbursements, in connection with any amendment, modification or waiver of this Agreement or the other Transaction Documents. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. No later than 5:30 p.m. New York time on the fourth Business Day following the Closing Date, the Company will file with the SEC a Current Report on Form 8-K, in substantially the form included in the Private Placement Memorandum, disclosing all of the Transaction Information (the “Transaction 8-K”), and no later than May 16, 2011 (the “Disclosure Deadline”), the Company will file with the SEC an amendment to the Transaction 8-K that includes financial information for the first quarter of 2011 (the “8-K Amendment”). In addition, the Company will make such other filings and notices relating to the transactions contemplated by the Transaction Documents in the manner and time required by the SEC. From and after the earlier of (i) the Disclosure Deadline and (ii) the filing of the 8-K Amendment with the SEC, the Investors (other than any Restricted Investor) will not be restricted from effecting transactions in the securities of the Company as a result of their possession of the Transaction Information.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for

the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	FORMAT, INC.

	By:	/s/ Ryan A. Neely
	Name:	Ryan A. Neely
	Title:	President

The Investors:

SPECIAL SITUATIONS FUND III QP, L.P.

By:	/s/ David M. Greenhouse
Name:	David M. Greenhouse
Title:	General Partner

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:	/s/ David M. Greenhouse
Name:	David M. Greenhouse
Title:	General Partner

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By:	/s/ David M. Greenhouse
Name:	David M. Greenhouse
Title:	General Partner

Park West Partners International, Limited

By:	Park West Asset Management LLC
Its:	Investment Manager

By:	/s/ James J. Watson
Name:	James J. Watson
Title:	Chief Financial Officer

Park West Investors Master Fund, Limited

By:	Park West Asset Management LLC
Its:	Investment Manager

By:	/s/ James J. Watson
Name:	James J. Watson
Title:	Chief Financial Officer

BTG Investments, LLC

By:	/s/ Gordon Roth
Name:	Gordon Roth
Title:	Manager

Ardsley Partners Institutional Fund, L.P.

By:	/s/ Philip Hempleman
Name:	Philip Hempleman
Title:	Managing Partner

Ardsley Partners Fund II, L.P.

By:	/s/ Philip Hempleman
Name:	Philip Hempleman
Title:	Managing Partner

ACT Capital Partners, L.P.

By:	/s/ Amir L. Ecker
Name:	Amir L. Ecker
Title:	General Partner

Delaware Charter G&T Cust FBO Amir L. Ecker IRA

By:	/s/ Amir L. Ecker
Name:	Amir L. Ecker
Title:

Amir L. Ecker

By:	/s/ Amir L. Ecker
Name:	Amir L. Ecker
Title:

Alder Capital Partners I, L.P.

By:	/s/ Michael Licosati
Name:	Michael Licosati
Title:	Managing Partner

Hermes Partners, LP

By:	/s/ Paul Flather
Name:	Paul Flather
Title:	Manager of the General Partner

KINGSBROOK OPPORTUNITIES MASTER FUND LP

By:	KINGSBROOK OPPORTUNITIES GP LLC,
its general partner

By:	/s/ Adam J. Chill
Name:	Adam J. Chill
Title:	Managing Member

Pinnacle Family Office Investments, L.P.

By:	/s/ Barry M. Kitt
Name:	Barry M. Kitt
Title:	Manager, Pinnacle Family Office, L.L.C. the General Partner of Pinnacle Family Office Investments, L.P. dba Pinnacle III Investments

North Star Opportunity Fund, L.P.

By:	/s/ Eric Kuby
Name:	Eric Kuby
Title:	General Partner

North Star Kelco Long Short Fund, L.P.

By:	/s/ Eric Kuby
Name:	Eric Kuby
Title:	General Partner

Empery Asset Master, LTD
By:	Empery Asset Management, LP, its authorized agent

By:	/s/ Ryan M. Lane
Name:	Ryan M. Lane
Title:	Managing Member of the GP

Hudson Bay Master Fund, Ltd.

By:	/s/ Yoav Roth
Name:	Yoav Roth
Title:	Authorized Signatory

Invision Capital LLC

By:	/s/ Robert J. Catillo
Name:	Robert J. Castillo
Title:	Managing Member

Mark Mays

By:	/s/ Mark A. Mays
Name:	Mark Mays
Title:	Individual

Eric D. Rindahl

By:	/s/ Eric D. Rindahl
Name:	Eric D. Rindahl
Title:	Individual

Gordon J. Roth

By:	/s/ Gordon J. Roth
Name:	Gordon Roth
Title:	Individual

John J. Weber

By:	/s/ John J. Weber
Name:	John Weber
Title:	Individual

Theodore D. Roth

By:	/s/ Theodore D. Roth
Name:	Theodore D. Roth
Title:	Individual

Cooper Family Trust dtd 8/1/04

By:	/s/ Chad Cooper
Name:	Chad Cooper
Title:	Trustee

J&V Schimmelpfennig Family Trust dtd 11/11/2005

By:	/s/ Joe Schimmelpfennig
Name:	Joe Schimmelpfennig
Title:	Trustee

Jeffrey M. Ng

By:	Jeffrey M. Ng
Name:	Jeffrey M. Ng
Title:	Individual

Ellis Living Trust dtd 4/8/2011

By:	/s/ Louis J. Ellis
Name:	Louis J. Ellis
Title:	Trustee

[Signature Page to Purchase Agreement]

Exhibit A

Certificate of Designation

[Copy of Certificate of Designation attached as Exhibit 3.1 to this Current Report on Form 8-K]

Exhibit B

Form of Warrant

[Copy of Form of Warrant attached as Exhibit 10.6 to this Current Report on Form 8-K]

Exhibit C

Registration Rights Agreement

[Copy of Registration Rights Agreement attached as Exhibit 10.9 to this Current Report on Form 8-K]

Exhibit D

Gary Winemaster

Kenneth Winemaster

Thomas Somodi

Kenneth Landini

Exhibit E

Form of D&O Lock-Up Agreement

[Copy of Form of D&O Lock-Up Agreement attached as Exhibit 10.8 to this Current Report on Form 8-K]

Exhibit F

Form of Voting Agreement

[Copy of Form of Voting Agreement attached as Exhibit 10.5 to this Current Report on Form 8-K]

EXHIBIT G

CERTIFICATE OF INCORPORATION

OF

POWER SOLUTIONS INTERNATIONAL, INC.

FIRST: The name of the Corporation is Power Solutions International, Inc.

SECOND: The Corporation’s registered office in the State of Delaware is located at [            ]. The name of the Corporation’s registered agent at such address is [            ].

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

A. CAPITAL STOCK

1. Authorized Stock. The total number of shares of capital stock which this corporation shall have authority to issue is fifty five million (55,000,000) shares, divided as follows: (i) fifty million (50,000,000) shares of Common Stock, par value $0.001 per share, and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share.

B. DESIGNATIONS AND RIGHTS. The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1. Common Stock.

a. Voting Rights. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the Corporation.

b. Dividends. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the board of directors of the Corporation (the “Board of Directors”) may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis.

c. Liquidation. The holders of Common Stock shall be entitled to share ratably, upon any liquidation, dissolution or winding up of the affairs of the Corporation

(voluntary or involuntary), all assets of the Corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

FIFTH: Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors consisting of not less than five (5) nor more than eleven (11) directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Directors may be removed, with or without cause, by the holders of at least a majority of the votes regularly entitled to vote at an election of directors. Vacancies on the Board of Directors and newly-created directorships may be filled by the Board of Directors or the stockholders; provided, however, that any vacancy resulting from the removal of a director may only be filled by the stockholders.

SIXTH:

A. Written Consent. Any corporate action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent of a majority of the stockholders in lieu of a meeting.

B. Special Meetings. Special meetings of the stockholders of the Corporation may be called, upon not less than ten (10) nor more than sixty (60) days’ written notice, only (i) by the Chairman of the Board of Directors, (ii) by the Chief Executive Officer of the Corporation, (iii) by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, or (iv) at the request in writing of stockholders owning at least twenty percent (20%) of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

SEVENTH:

A. Amendment of By-Laws. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation (“By-laws”). The By-laws may be altered, amended, or repealed, or new By-laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least a majority of the voting power of the shares of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders; provided that, if such alteration, amendment, repeal or adoption of new By-laws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such special meeting. The Board of Directors shall not have the power to amend, alter or repeal, or to adopt any provision inconsistent with, any By-law adopted by the stockholders.

B. Election of Directors. Elections of Directors need not be by written ballot unless the By-laws shall so provide.

C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.

D. Books of Corporation. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws may provide or as may be designated from time to time by the Board of Directors.

EIGHTH: The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Article Fifth, Sixth, Seventh, Eighth or Ninth of this Certificate of Incorporation.

NINTH:

A. Indemnification of Officers and Directors: The Corporation shall:

(a) indemnify, to the fullest extent permitted by the DGCL, any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; and

(b) indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

(c) indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, the selection and determination of which may be evidenced by an indemnification agreement, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (a) or (b) of this Article NINTH, or in defense of any claim, issue or matter therein; and

(d) make any indemnification under Section (a) or (b) of this Article NINTH (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent of the Corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section (a) or (b) of this Article NINTH. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even if less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation; and

(e) pay expenses (including attorneys’ fees) incurred by a present or former director, or by any present or former officer, employee or agent of the Corporation selected for indemnification by the Board of Directors in accordance with Section (a) or (b) of this Article NINTH, in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in Article NINTH herein; and

(f) not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article NINTH exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position; and

(g) have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article NINTH and the DGCL; and

(h) continue the indemnification and advancement of expenses provided by, or granted pursuant to, Article NINTH herein, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and the indemnification and advancement of expenses provided by, or granted pursuant to this Article NINTH shall inure to the benefit of the heirs, executors and administrators of such a person; and

The provisions of this Article NINTH shall be treated as a contract between the Corporation and each director, or appropriately designated officer, employee or agent, who serves in such capacity at any time while this Article NINTH is in effect, and any repeal or modification of this Article NINTH shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; provided, however, that the provisions of this Article NINTH shall not be treated as a contract between the Corporation and any directors, officers, employees or agents of any other corporation (the “Second Corporation”) that shall merge into or consolidate with the Corporation where the Corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation, in their capacity as such, shall be indemnified only at the discretion of the Board of Directors.

B. Elimination of Certain Liability of Directors: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH: The Corporation hereby irrevocably expressly elects not to be governed by the provisions of Section 203 of the DGCL or any successor statute of similar effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its [            ] on [            ], 2011.

POWER SOLUTIONS INTERNATIONAL, INC.

By:

Name:

Its:

EXHIBIT H

BYLAWS

OF

POWER SOLUTIONS INTERNATIONAL, INC.

ARTICLE I

OFFICES

Section 1.1. Principal and Business Offices. Power Solutions International, Inc. (the “Corporation”) may have such principal and other business offices, either within or outside of the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the Corporation’s business may require from time to time.

Section 1.2. Registered Agent and Office. The Corporation’s registered agent may be changed from time to time by or under the authority of the Board of Directors. The address of the Corporation’s registered agent may change from time to time by or under the authority of the Board of Directors, or the registered agent. The business office of the Corporation’s registered agent shall be identical to the registered office. The Corporation’s registered office may, but need not be, identical with the Corporation’s principal office, if any, in the State of Delaware.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Place of Meetings. The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no such place is designated by the Board of Directors, the place of meeting will be the principal business office of the Corporation. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held in any place, but may instead be held solely by means of electronic or telephonic communication, upon such guidelines as the Board of Directors shall determine, provided that such guidelines are consistent with Section 211 of the General Corporation Law of the State of Delaware, as the same may be from time to time amended (the “DGCL”).

Section 2.2. Annual Meeting. Annual meetings of stockholders shall be held at such time and date as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which stockholders shall elect directors to hold office for the term provided in the Certificate of Incorporation of the Corporation (the

“Certificate of Incorporation”), and conduct such other business as shall have been properly brought before the meeting.

Section 2.3. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only in the manner provided in the Certificate of Incorporation (including any certificates of designations filed pursuant thereto). The business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice for the meeting transmitted to stockholders, which only shall be the purposes for which the meeting has been called in accordance with the Certificate of Incorporation.

Section 2.4. Notice of Stockholder Meetings.

(a) Except as otherwise required by the DGCL, notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting), and if such notice is being delivered in connection with a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of any such meeting shall be given in writing or by facsimile, electronic mail or other means of electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation. If notice is given by facsimile transmission, notice is deemed to be given when directed to a number at which the stockholder has consented to receive notice. If notice is given by electronic mail, notice is deemed to be given when directed to an electronic mail address at which the stockholder has consented to receive notice, or if notice is given by posting on an electronic network together with separate notice to the stockholder of such specific posting, notice is deemed to be given upon the later of (a) such posting and (b) the giving of such separate notice. If notice is given by any other means of electronic transmission, notice is deemed to be given when directed to the stockholder.

(b) Notice given to stockholders by electronic mail, facsimile or other electronic transmission shall be effective, provided that notice is given by a form of electronic mail, facsimile or other electronic transmission consented to by the stockholder to whom the notice is given. Any such consent is revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver two consecutive notices to such stockholder by electronic mail, facsimile or electronic transmission, and (ii) such inability becomes known to the Secretary, any Assistant Secretary of the Corporation or the transfer agent for the Corporation or such other Person responsible for giving notice;

provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Section 2.5. Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, only as permitted by, and in the manner provided in, the Certificate of Incorporation.

Section 2.6. Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted and which shall be (i) not more than sixty (60) nor less than ten (10) days before the date of a meeting, and (ii) not more than sixty (60) days prior to any other action. Such date shall also be the record date for determining the stockholders entitled to vote at such meeting; provided, however, that the Board of Directors may, as of the date it fixes the record date for determining the stockholders entitled to notice of the meeting, fix a record date for determining the stockholders entitled to vote at the meeting that is later than the record date for determining the stockholders entitled to notice of the meeting and is on or prior to the date of the meeting. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing at the adjourned meeting.

Section 2.7. Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and, at least ten (10) days before every meeting of stockholders, make a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote at the meeting on such issue is fewer than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote at the meeting as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder that is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.8. Quorum and Adjournments. Unless otherwise provided by law or the Certificate of Incorporation, at any meeting of stockholders, a majority of the votes that could be cast by the holders of the shares entitled to vote on the applicable matters before the meeting, present in person or represented by proxy, shall constitute a quorum at the meeting for such matters. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If such quorum is not present in person or represented by proxy at such meeting, the holders of a majority of the voting power of stock entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting to another date, time or place (if any).

When a meeting is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any) by which stockholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting; provided, however, that if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 2.5, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal of such number of stockholders as may leave less than a quorum.

Section 2.9. Voting Rights. Unless otherwise provided in the Certificate of Incorporation (including any certificate of designation forming a part thereof), each stockholder having voting power shall, at every meeting of the stockholders of the Corporation, be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing, or by facsimile, electronic mail or any other means of electronic transmission permitted by the DGCL filed in accordance with the procedure established for the meeting, but no proxy shall be voted on after three (3) years from its date, unless the proxy expressly provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or electronic transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used; provided that such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or electronic transmission. All voting may (except where otherwise required by law) be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by such stockholder’s proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting, count the votes, decide the results and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate appointed in advance of a meeting is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

Section 2.10. Vote Required. At any meeting of stockholders duly called and held at which a quorum is present, (i) except to the extent otherwise required by the Certificate of Incorporation or the DGCL, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders, and (ii) each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote on the election of directors.

Section 2.11. Presiding Over Meetings. The Chairman of the Board shall preside at all meetings of the stockholders; provided, that in the absence or inability to act of the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer (in that order) shall preside, and in their absence or inability to act, another person designated by the Board of Directors shall preside. The person presiding shall have the power to adjourn such meeting of stockholders to another date, time and place (if any). The Secretary of the Corporation shall act as secretary of each meeting of the stockholders; provided, however, that in the event of the Secretary’s absence or inability to act, the chairman of the meeting shall appoint a person who need not be a stockholder of the Corporation to act as secretary of the meeting.

ARTICLE III

DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be under the direction of, and managed by, the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not required by law, the Certificate of Incorporation or these Bylaws to be done by the stockholders. Directors need not be residents of the State of Delaware or stockholders of the Corporation. The number of directors shall be determined in the manner provided in the Certificate of Incorporation.

Section 3.2. Number and Tenure of Directors. The number and tenure of directors of the Corporation shall be determined as set forth in the Certificate of Incorporation. Vacancies shall be filled as provided in the Certificate of Incorporation. Any director may resign at any time effective on giving written notice to the Chairman of the Board, the President or the Board of Directors and to the Secretary. Such notice may be given either in writing or by means of electronic transmission. Such resignation shall take effect at the time specified in such notice and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.3. Removal. Any or all of the directors may be removed from office only on the terms set forth, and in the manner provided, in the Certificate of Incorporation.

Section 3.4. Vacancies. Any vacancies occurring in the Board of Directors and newly created directorships shall be filled in the manner provided in the Certificate of Incorporation.

Section 3.5. Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held promptly following the adjournment of the annual meeting of the stockholders at the same place as such annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time and place, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 3.6. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and in such place, which may be within or without the State of Delaware, as shall from time to time be determined by the Board of Directors; provided, however, that the Board of Directors may determine that the meeting shall not be held in any place, but by means of remote communication.

Section 3.7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President of the Corporation on at least one day’s notice, either personally, or by mail, overnight courier, electronic mail, facsimile or other means of electronic transmission to each director stating the purpose or purposes for which such meeting is being called. Special meetings shall be called by the Chairman of the Board, the Chief Executive Officer or the President in like manner and on like notice at the written request of at least two directors stating the purpose or purposes for which such meeting is requested. Notice of any meeting of the Board of Directors for which a notice is required may be waived in writing or by electronic transmission signed by the person or persons entitled to such notice, whether before or after the time of such meeting, and such waiver shall be equivalent to the giving of such notice. Attendance of a director at any such meeting shall constitute a waiver of notice thereof, except where the director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of, or inability to act by, the Chairman of the Board, the Chief Executive Officer, if then a member of the Board of Directors, shall preside, and in the absence of, or inability to act by, the Chief Executive Officer, another director designated by the Board of Directors shall preside.

Section 3.8. Informal Action. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, or by facsimile, electronic mail or other means of electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filings shall be in paper form if the minutes are maintained in paper form or in electronic form if the minutes are maintained in electronic form.

Section 3.9. Participation by Conference Telephone. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

Section 3.10. Quorum; Voting. At all meetings of the Board of Directors, a majority of the then duly elected directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL or the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time.

Section 3.11. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless such director’s dissent shall be entered in the minutes of the meeting or unless such director shall file such director’s written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 3.12. Compensation of Directors. In the discretion of the Board of Directors, directors who are not employees of the Corporation may be paid their expenses, if any, of attendance at each meeting of the Board of Directors or a committee thereof, may be paid a stated salary or a fixed sum for attendance at each meeting of the Board of Directors or a committee thereof and may be awarded other compensation for their service as directors (or committee members).

ARTICLE IV

COMMITTEES OF DIRECTORS

Section 4.1. Appointment and Powers. The Board of Directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member at any meeting of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including all powers and authority provided to the Board of Directors under the DGCL, the Certificate of Incorporation and these Bylaws), and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the

Certificate of Incorporation or amending, modifying, rescinding or adopting any Bylaws of the Corporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, recommending to the stockholders any other action or matter expressly required by the DGCL to be submitted to the stockholders for approval or amending the Bylaws of the Corporation; and, unless the resolution designating the committee so provides, such committee shall not have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.

Section 4.2. Removal. Any member of any committee appointed by the Board of Directors, or the entire membership of such committee, may be removed, with or without cause, by the vote of a majority of the Board of Directors.

Section 4.3. Resignations. Any member of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman of the Board, the President or the Board of Directors and to the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Such notice may be given either in writing or by means of electronic transmission. Such resignation shall take effect upon delivery or, if specified in the notice of resignation, at the time specified in such notice and, unless tendered to take effect upon acceptance thereof, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.4. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.

ARTICLE V

WAIVER OF NOTICE

Section 5.1. Waiver. Whenever any notice is required to be given under applicable law or the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing or by electronic transmission, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders, directors or members of a committee of the Board of Directors need be specified in any written waiver of notice or any waiver given by electronic transmission.

Section 5.2. Attendance as Waiver of Notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of such meeting, to the transaction of any business because such meeting is not lawfully called or convened.

ARTICLE VI

OFFICERS

Section 6.1. Number and Qualifications. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may also choose a Vice Chairman of the Board, one or more Assistant Secretaries and Assistant Treasurers and such additional officers as the Board of Directors may deem necessary or appropriate from time to time. Membership on the Board of Directors shall not be a prerequisite to the holding of any other office. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 6.2. Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect the officers of the Corporation. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as may be convenient. The Board of Directors may also elect or appoint officers of the Corporation at any other meeting of the Board of Directors.

Section 6.3. Other Officers and Agents. The Board of Directors may choose such other officers and agents as it shall deem necessary or appropriate, which officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 6.4. Compensation of Officers. The Board of Directors shall have the authority to establish compensation of all officers for service to the Corporation. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that such officer is also a director of the Corporation.

Section 6.5. Term of Office. The officers of the Corporation shall hold office until their successors are chosen and qualified or until their earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time, either with or without cause, by the affirmative vote of a majority of the directors then in office at any meeting of the Board of Directors. If a vacancy shall exist in any office of the Corporation, the Board of Directors may elect any person to fill such vacancy, such person to hold office as provided in Article VI, Section 6.1.

Section 6.6. The Chairman of the Board. The Chairman of the Board, if one is chosen, shall be chosen by the Board of Directors from among the members of the Board of Directors. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 6.7. The Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall, in general, supervise and control all of the business and affairs of the Corporation, unless otherwise provided by the Board of Directors. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and, if the Chief Executive Officer is a director, at all meetings of the Board of Directors, and shall see that orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer may sign bonds, mortgages, certificates for shares and other contracts and documents on behalf of the Corporation, whether or not under the seal of the Corporation, except in cases where the signing and execution thereof shall be expressly delegated by law, the Board of Directors or these Bylaws to some other officer or agent of the Corporation. The Chief Executive Officer shall have general powers of supervision and shall be the final arbiter of all differences between officers of the Corporation, and the Chief Executive Officer’s decision as to any matter affecting the Corporation shall be final and binding as between the officers of the Corporation, subject only to the Board of Directors. The Chief Executive Officer shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 6.8. The President. Unless another party has been designated as Chief Operating Officer, the President shall be the Chief Operating Officer of the Corporation, responsible for the day-to-day active management of the business of the Corporation, under the general supervision of the Chief Executive Officer. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The President shall have concurrent power with the Chief Executive Officer to sign bonds, mortgages, certificates for shares and other contracts and documents, whether or not under the seal of the Corporation, except in cases where the signing and execution thereof shall be expressly delegated by law, the Board of Directors or these Bylaws to some other officer or agent of the Corporation. In general, the President shall perform all duties incident to the office of the President and such other duties as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

Section 6.9. The Chief Operating Officer. The Board of Directors shall designate whether the President or some other party shall be the Chief Operating Officer of the Corporation. If the President has not been designated as Chief Operating Officer, the Chief Operating Officer shall have such duties and responsibilities, under the general supervision of the President, as the President or the Board of Directors may from time to time prescribe.

Section 6.10. The Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner, and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time. The Board of Directors or the Chief Executive Officer may direct any assistant financial officer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each assistant financial officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

Section 6.11. The Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (if there is more than one, in the order determined by the Board of Directors, or in the absence of such determination, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors may from time to time prescribe.

Section 6.12. The Secretary. At the direction of the Board of Directors, the Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the committees of the Board of Directors when required. The Secretary shall give, or cause to be given, or cause to be given notice of all meetings of the stockholders and meetings of the Board of Directors and shall perform such other duties as the Chief Executive Officer, the President or the Board of Directors may from time to time prescribe. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by such officer’s signature.

Section 6.13. The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Chief Executive Officer, the President or the Board of Directors may from time to time prescribe.

Section 6.14. The Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of the Treasurer’s transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer’s office and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 6.15. The Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Chief Executive Officer, the President, the Chief Financial Officer or the Board of Directors may from time to time prescribe.

ARTICLE VII

CERTIFICATES OF STOCK, TRANSFERS AND RECORD DATES

Section 7.1. Form of Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that shares of some or all of any or all classes or series of its stock shall be uncertificated. Any such resolutions shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation by (a) the Chairman of the Board, the Vice-Chairman of the Board or the President of the Corporation, and (b) the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer of the Corporation, certifying the number of shares owned by such holder in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of such class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth, on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Subject to the foregoing, certificates of stock of the Corporation shall be in such form as the Board of Directors may from time to time prescribe.

Section 7.2. Facsimile Signatures. Where a certificate is countersigned (i) by a transfer agent other than the Corporation or its employee or (ii) by a registrar other than the Corporation or its employee, any other signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the Corporation shall require and/or give the Corporation a bond in such sum as it may direct as indemnity, or other form of indemnity, against any claim that may be made against the Corporation or its transfer agent or registrar with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.4. Transfers of Shares. All transfers of shares of the stock of the Corporation are subject to the terms, conditions and restrictions, if any, of the Certificate of Incorporation. Transfers of shares of the capital stock of the Corporation shall be made on the books of the Corporation by the registered holder thereof, or by such holder’s attorney thereunder authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer agent appointed as provided in Article VII, Section 7.5, and, if certificated shares, on surrender of the certificate or certificates for the shares properly endorsed and the payment of all transfer taxes thereon. The person in whose names shares of stock are registered on the books of the Corporation shall be considered the owner thereof for all purposes as regards the Corporation, but whenever any transfer of shares is made for collateral security, and not absolutely, that fact, if known to the Secretary, shall be stated in the entry of transfer. The Board of

Directors may, from time to time, make any additional rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of shares of capital stock of the Corporation.

Section 7.5. Transfer Agents and Registrants The Board of Directors may appoint one or more transfer agents and one or more registrars for the stock of the Corporation.

Section 7.6. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as otherwise required by the law of the State of Delaware.

ARTICLE VIII

CONFLICT OF INTERESTS

Section 8.1. Contract or Relationship Not Void. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, limited liability company, association or other organization in which one or more of its directors or officers are directors, officers, partners, members or managers or have a financial interest shall be void or voidable solely for this reason, or solely because such director or officer is present at, or participates in, the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such director’s or officer’s vote is counted for such purpose, if:

(a)

the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors thereof, even though the disinterested directors be less than a quorum; or

(b)

the material facts as to the director’s or officer’s relationship or interest and to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)	the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Section 8.2. Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting thereof, pursuant to law, out of funds legally available therefor. Dividends may be paid in cash, in property or in shares of capital stock or rights to acquire the same, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 9.2. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 9.3. Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first (31st) day of December of each year unless otherwise fixed by resolution of the Board of Directors.

Section 9.4. Stock in Other Corporations. Shares of any other corporation which may from time to time be held by this Corporation may be represented and voted at any meeting of stockholders of such corporation by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Corporation, or by any proxy appointed in writing by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Corporation, or by any other person or persons thereunto authorized by the Board of Directors. Shares of capital stock of any other corporation represented by certificates standing in the name of the Corporation may be endorsed for sale or transfer in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Corporation or by any other officer or officers thereunto authorized by the Board of Directors.

Section 9.5. Corporate Seal. The Corporation may have, but shall not be required to have, a corporate seal as shall be determined by the Secretary of the Corporation in the Secretary’s discretion. If a corporate seal is obtained, the seal shall contain the name of the Corporation and the words “Corporate Seal, Delaware”, and the use thereof shall be determined from time to time by the officer or officers executing and delivering instruments on behalf of the Corporation, provided that the affixing of a corporate seal to an instrument shall not give the instrument additional force or effect or change the construction thereof. The seal, if any, may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE X

AMENDMENTS

These Bylaws may be altered, amended or repealed, and new bylaws may be adopted, only in the manner provided in the Certificate of Incorporation.

Schedule 6.1(f)

Gary Winemaster

Kenneth Winemaster

Thomas Somodi

Ken Landini

DISCLOSURE SCHEDULES

The following are the Disclosure Schedules to the Purchase Agreement (the “Purchase Agreement”) dated as of the 29th day of April, 2011 by and among Format, Inc., a Nevada corporation (the “Company”), and the Investors set forth on the signature pages affixed to the Purchase Agreement. The inclusion of any matter on the Disclosure Schedules does not constitute an admission as to its materiality or lack of materiality. A disclosure contained in one schedule of the Disclosure Schedules shall be deemed made for each other schedule herein without specific repetition and with or without cross reference to the extent such applicability is readily apparent on its face. All capitalized terms used herein and not to the contrary defined shall have the meanings ascribed to them in the Purchase Agreement. Unless otherwise set forth therein, the disclosures set forth in the Disclosure Schedules are made as if the Merger and the related transactions were consummated immediately prior to the time at which the disclosures are made.

Schedule 4.1 – Subsidiaries

1. The Company has the following Subsidiaries:

Power Great Lakes, Inc., an Illinois corporation

Power Production, Inc., an Illinois corporation

Power Solutions, Inc., an Illinois corporation

Auto Manufacturing, Inc., an Illinois corporation

Torque Power Source Parts, Inc., an Illinois corporation

Power Global Solutions, Inc., an Illinois corporation

PSI International, LLC, an Illinois limited liability company

Power Properties, L.L.C., an Illinois limited liability company

XISync LLC, an Illinois limited liability company

The W Group, Inc., a Delaware corporation

2. The Company owns certain Units of Vconverter Production, LLC, a Michigan limited liability company, the number of which may increase or decrease from time to time pursuant to that certain Investment Agreement dated as of January 1, 2010 by and among the Company, Vconverter Corporation, a Michigan corporation and Vconverter Production, LLC.

Schedule 4.3 – Capitalization

(I) Immediately prior to the consummation of the Merger and the Stock Repurchase, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 3,770,083 are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 114,000 shares are designated as Preferred Stock, of which no shares are issued and outstanding. Immediately following the consummation of the Merger and the Stock Repurchase, and after giving effect to the issuance of the Shares, the authorized capital stock of the Company will consist of (i) 50,000,000 shares of common stock, of which 10,770,083 will be issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 114,000 shares will be designated as Preferred Stock, and of which 113,960.90289 shares will be issued and outstanding.

(II) The Company does not have any shares of capital stock issuable pursuant to any stock plans.

(III) The number of shares of capital stock issuable pursuant to the Merger is as follows: (i) 95,960.90289 shares of Preferred Stock, and (ii) 10,000,000 shares of Common Stock.

(IV) Immediately prior to the consummation of the Merger and the Stock Repurchase, the Company does not have any shares of capital stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. Immediately following the consummation of the Merger and the Stock Repurchase (without giving effect to the Reverse Split), other than the number of shares of capital stock issuable and reserved for issuance pursuant to the Shares and the Warrants, and giving effect to the limitations on conversion set forth in the Certificate of Designations, the Warrants and the Agent Warrant, an aggregate of 32,126,698 shares of the capital stock of the Company will be issuable and reserved for issuance upon conversion of the shares of Preferred Stock issued pursuant to the Merger Agreement and no shares of the capital stock of the Company will be issuable and reserved for issuance upon the exercise of the Agent Warrant.

(V) Immediately prior to the consummation of the Merger and the Stock Repurchase, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind, and except as contemplated by the Agreement, and except for the issuance of Common Stock and Preferred Stock pursuant to the Merger Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Immediately following the consummation of the Merger and the Stock Repurchase, except for the shares of Preferred Stock issued pursuant to the Merger Agreement, the Securities issued under the Agreement, and the Agent Warrant, there will be no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind, and except as contemplated by the Agreement and the Merger Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind.

(VI) Pursuant to the terms of a registration rights agreement being entered into in connection with the consummation of the Merger, in the event the Company proposes to register any shares of Common Stock under the 1933 Act (other than (1) pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form), or (2) pursuant to Section 2(a) of the Registration Rights Agreement) with respect to an offering of Common Stock by the Company for its own account or for the account of any of its shareholders, each of Gary Winemaster, Kenneth Winemaster and Thomas Somodi (and possibly Kenneth Landini) shall be entitled, subject to the D&O Lock-Up Agreements, to have the shares of Common Stock held by such Person (and any shares of Common Stock issuable upon conversion or exercise of any securities held by such Person) included in such registration; provided that such piggy-back registration rights shall be junior to the piggy-back registration rights of Investors (as defined in the Registration Rights Agreement) granted pursuant to Section 2(e) of the Registration Rights Agreement.

(VII) See attached for the pro forma capitalization of the Company as of the Closing after giving effect to the Merger, the Reverse Split, the issuance of the Shares and the Warrants and the consummation of the other transactions contemplated by the Transaction Documents.

(VIII) The W Group and Thomas Somodi are entering into a termination agreement in connection with the transactions contemplated by the Merger Agreement and the Agreement, which provides that, upon the closing of the Merger, the subscription agreement, dated as of April 16, 2005, by and between The W Group and Thomas Somodi, as amended by the amendment to subscription agreement, effective as of January 1, 2008 (the “Subscription Agreement”), will terminate and be of no further force or effect. Until such termination, the Subscription Agreement provides (1) Mr. Somodi with the right to require The W Group to purchase his shares of capital stock of The W Group, and The W Group with the right to require Mr. Somodi to sell his shares of capital stock of The W Group to The W Group, in each case upon The W Group’s achievement of certain thresholds relating to the valuation of The W Group, and (2) other rights and obligations described in the Private Placement Memorandum.

Power Solutions International, Inc. - Pro Forma Fully-Diluted Capitalization Table, Post-Reverse Split (1)

Shareholder	Series A Convertible Preferred Stock (Pre-Split)	Preferred Conversion Shares (Post-Split) (2)	Investor Warrant Shares (Post-Split) (3)	Placement Agent Warrant Shares (Post-Split) (4)	Common Stock (Post-Split)	Total Shares (Post-Split)
Gary Winemaster	52,778.49712	4,398,208	0	0	171,875	4,570,083
Kenneth Winemaster	33,586.31575	2,798,860	0	0	109,375	2,908,235
Thomas Somodi	9,596.09002	799,674	0	0	31,250	830,924
Shareholders of Format, Inc.	0	0	0	0	24,091	24,091
Existing Investors	18,000	1,500,000	750,000	0	0	2,250,000
Placement Agent	0	0	0	105,000	0	105,000

Total	113,960.90289	9,496,742	750,000	105,000	336,591	10,688,333

(1)	Reflects capitalization of Power Solutions International, Inc., after giving effect to the Merger and the private placement contemplated by the Agreement on a fully-diluted basis (assuming for purposes hereof that the Reverse Split is consummated concurrently with the Closing). This proforma capitalization table does not give effect to (A) the transactions contemplated by that certain Purchase and Sale Agreement, entered into in connection with the Merger, by and between Gary Winemaster and Thomas Somodi, or (B) the gifts of shares of Series A Convertible Preferred Stock by each of Gary Winemaster and Kenneth Winemaster to Kenneth Landini, in each case as described in the Private Placement Memorandum.
(2)	The shares of Series A Convertible Preferred Stock will automatically convert into shares of Common Stock upon the occurrence of the Reverse Split, at a post-Reverse Split conversion price of $12.00 per share, subject to adjustment.
(3)	Represents shares of Common Stock issuable upon exercise of the Warrants, at a post-Reverse Split exercise price of $13.00 per share, subject to adjustment.
(4)	Represents shares of Common Stock issuable upon exercise of the Agent Warrant at a post-Reverse Split exercise price of $13.20 per share, subject to adjustment.

Schedule 4.5 – Consents

1. The filing of a Certificate of Merger of PSI Merger Sub, Inc. with and into The W Group, Inc. with the Delaware Secretary of State.

2. The filing of Articles of Merger of Power Solutions International, Inc. with and into Format, Inc. with the Nevada Secretary of State.

3. Notice filings with FINRA pursuant to Rule 6490.

4. The filing of an amendment to the articles of incorporation of the Company with the Nevada Secretary of State and/or the filing of a certificate of merger with the Delaware Secretary of State and the filing of articles of merger with the Nevada Secretary of State, each in connection with the Reverse Split and the Migratory Merger.

5. The filing of preliminary and definitive proxy statements with the SEC, and the mailing of such definitive proxy statement to the stockholders of the Company, each in connection with the Reverse Split and the Migratory Merger.

6. The filing of an information statement with the SEC pursuant to Rule 14f-1 promulgated under the 1934 Act, regarding a change in the majority of directors of the Company.

7. The filing of the Certificate of Designations with the Nevada Secretary of State.

8. The authorizations, consents, approvals, filings, and registrations contemplated by the Registration Rights Agreement.

Schedule 4.8 – Changes Since December 31, 2010

(ii) Effective March 30, 2011, The W Group, Inc., a Subsidiary of the Company (“The W Group”), made non-cash offset dividends in the aggregate amount of $223,993 to Gary Winemaster and Kenneth Winemaster, who were previously officers, directors and shareholders of The W Group prior to the Merger and are becoming officers, directors and stockholders of the Company, to offset and cancel loans in the aggregate amount of $223,993 owed by Gary Winemaster and Kenneth Winemaster to The W Group. Thomas J. Somodi, who was previously an officer, director and shareholder of The W Group prior to the Merger and is becoming an officer, director and stockholder of the Company, and Kenneth Winemaster each waived any right to receive dividend payments proportionate, based on their respective ownership percentages in The W Group, to the amounts of the non-cash offset dividend received by Gary Winemaster.

(iv) See item 4.8(ii) above.

(v)

[a] In February 2011, a Subsidiary of the Company, Power Solutions, Inc., on behalf of itself and its affiliates, entered into a Non-Exclusive Patent License and Settlement Agreement (the “Settlement Agreement”) and paid [Confidential Settlement Amount] to settle a patent infringement suit relating to the MasterTrak product line. The suit is Innovative Global Systems LLC v. OnStar, LLC, et al., Civil Action No. 6:10-cv-00574 filed in the United States District Court for the Eastern District of Texas. In consideration of the payment and the Settlement Agreement, the plaintiffs in the case agreed to release and discharge Power Solutions, Inc. and its affiliates from the suit.

[b] Effective upon the closing of the transaction contemplated by the Agreement, the Subsidiaries will terminate and repay all amounts owed under that certain Loan and Security Agreement by and among Fifth Third Bank, certain Lenders (as defined in the Loan and Security Agreement) and the Subsidiaries dated July 15, 2008, as amended (the “Fifth Third Agreement”); pursuant to the Consent and Waiver, all pledged certificates held by Fifth Third Bank and all guarantees under the Fifth Third Agreement will be released upon repayment of the term loans under the Fifth Third Agreement, and all liens held by Fifth Third Bank will be released in connection with the termination of the Fifth Third Agreement, all in connection with the Company’s and the Subsidiaries’ entry into the Loan and Security Agreement with Harris N.A.

[c] On April 15, 2011, two Subsidiaries of the Company, Power Great Lakes, Inc. (“PGL”) and Power Production, Inc. (“Power Production”), made final payment of all payments due, and exercised an option to purchase all equipment leased (the “Equipment”), under a Lease Supplement No. 2 dated April 4, 2008 (the “Lease Supplement”) between PGL, Power Production and Vogen Funding, L.P. (“Lessor”), which Lease Supplement was entered into under that certain Master Lease Agreement dated September 4, 2007 between PGL, Power Production and Lessor. The Equipment includes various tooling, office equipment, network equipment and other equipment used in the business of the Subsidiaries, and the original value of the Equipment was $408,582.07. PGL and Power Production exercised an option to purchase the Equipment and paid $40,858.21 to Lessor on April 15, 2011, pursuant to which all liens held by Lessor on the Equipment were released.

(vi)

[a] Pursuant to, and as a condition of the Merger, the Company will file Articles of Merger with the Nevada secretary of state, pursuant to which the Company’s name will be changed to “Power Solutions International, Inc.”

[b] All obligations of Thomas J. Somodi and The W Group under that certain Subscription Agreement dated as of April 16, 2005, as amended effective January 1, 2008, and under that certain Employment Agreement dated as of April 16, 2005, as amended effective January 1, 2008, will be terminated at the closing of the Merger pursuant to a Termination Agreement between Thomas J. Somodi and The W Group.

[c] See item 4.8(v)[b].

(viii)

[a] Effective April 29, 2011, the Company and its Subsidiaries entered into that certain Loan and Security Agreement with Harris N.A. and other related agreements entered into in connection therewith.

[b] The W Group and Thomas J. Somodi entered into that certain Termination Agreement, dated April 28, 2011, terminating, effective upon the closing of the Merger, all obligations of Thomas J. Somodi and The W Group under that certain Subscription Agreement dated as of April 16, 2005, as amended effective January 1, 2008, and under that certain Employment Agreement dated as of April 16, 2005, as amended effective January 1, 2008.

[c] See item 4.3(VI).

(ix)

[a] Thomas Whelpley, vice president of engineering, retired effective December 31, 2010.

[b] Contemporaneously with the Closing, the Company is entering into an employment agreement with Thomas J. Somodi, effective as of January 1, 2011, which provides that the Company will endeavor to hire a new Chief Financial Officer as soon as reasonably possible after the execution of such employment agreement. Upon the hiring of a new Chief Financial Officer, Thomas J. Somodi will no longer hold the position of Chief Financial Officer but will continue in his role as Chief Operating Officer.

[c] In February 2011, PGL terminated the employment of Greg Johnson, a vice president. The Company has since learned that Mr. Johnson has retained an attorney regarding his termination and may be contemplating a claim for severance payments under his employment agreement.

Schedule 4.10 – Conflicts, Breach, Violations or Defaults

The execution, delivery and performance of the Transaction Documents by the Company, and the consummation of the Merger and the Migratory Merger and the issuance and sale of the Securities by the Company, would constitute a breach by the Subsidiaries of the Fifth Third Agreement but for the fact that Fifth Third Bank delivered the Consent and Waiver and the fact that the Fifth Third Agreement will be terminated in connection with the closing of the transactions contemplated by the Agreement.

Schedule 4.11 – Tax Matters

The W Group made its estimated federal and state income tax payments for its fourth quarter of 2010 subsequent to the due dates therefor. Accordingly, interest and penalties are payable with respect to such late payments. The W Group paid an estimate of such interest and penalties when it made its estimated federal and state income tax payments with respect to its fourth quarter of 2010.

Schedule 4.12 – Title to Properties

1. Harris N.A., as agent, and each Lender under that certain Loan and Security Agreement dated as of April 29, 2011 by and among the Company and Subsidiaries and Harris N.A., individually and as agent for any Lender, has a continuing lien upon all of the assets of the Company and Subsidiaries.

2. Under the Fifth Third Agreement, Fifth Third Bank, as agent, for its benefit and the benefit of each Lender under the Fifth Third Agreement, had a continuing security interest in all assets of the Subsidiaries and held in pledge all certificates representing the issued and outstanding shares or membership interests of the Subsidiaries. Upon termination of the Fifth Third Agreement effective April 29, 2011, and the repayment by the Subsidiaries of all amounts due thereunder, the security interest and pledge will be terminated.

3. See Item 4.8(v)[c].

Schedule 4.14 – Labor Matters

(d).

1. See Item 4.8(ix)[b].

2. Contemporaneously with the Closing, the Company is entering into an employment agreement with Thomas J. Somodi, effective as of January 1, 2011, that provides for severance payments upon the occurrence of certain circumstances.

3. The Subsidiaries have entered into employment agreements with several engineers and sales personnel, which agreements generally provide that if the employee is terminated by the relevant Subsidiary without cause, the employee shall receive severance equal to one year’s salary, plus in some cases, accrued bonus amounts.

Schedule 4.15 – Intellectual Property

(a) See item 4.8(v)[a] above.

Schedule 4.17 – Litigation

1. See Item 4.8(ix)[b].

2. Louisiana Machinery & Equipment ("Louisiana Machinery") filed suit in Louisiana claiming that a wood chipper ordered from PGL was defective. Louisiana Machinery seeks to recover approximately $16,000 from PGL that Louisiana Machinery claims it spent to repair the defect. PGL contends that the problems with the wood chipper resulted from Louisiana Machinery improperly fueling the engine. The case is venued in a parish near New Orleans, Louisiana. There has been no activity in the case for approximately two years. The case is pending, but there is no trial date and neither party has taken any action for approximately two years.

Schedule 4.18 – Financial Statements

The Company and its Subsidiaries have incurred certain fees and expenses in connection with, or otherwise relating to, the transactions contemplated by the Transaction Documents.

The Warrants issued in the Private Placement are expected to be treated as derivatives requiring fair value accounting treatment, resulting in the recording of a liability for accounting and financial reporting purposes in an initial aggregate amount of approximately $2,900,000, and which may result in charges to income in future periods.

Schedule 4.20 – Compliance with OTC Bulletin Board Requirements

On August 5, 2010, the Company received notice from FINRA that the Common Stock had been deleted from the OTCBB for failure to comply with Rule 15c2-11 promulgated under the 1934 Act. After investigation by FINRA, on August 20, 2010, the Company received clearance from FINRA that the quotation of Common Stock on the OTCBB may resume, and the Common Stock currently remains eligible for quotation on the OTCBB.

Schedule 4.26 – Transactions with Affiliates

1. In connection with The Company’s ownership interest in Vconverter Production, LLC (see Item 4.1(2)), Gary Winemaster and Thomas J. Somodi are two of the five managers of Vconverter Production, LLC. Neither Gary Winemaster nor Thomas J. Somodi has any equity or other economic interest in Vconverter Production, LLC.

2. See item 4.3(VI).